SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 22, 2008

United American Corporation

(Exact name of registrant as specified in its charter)

Florida	000-27621	95-4720231
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

218 de la Coulee, Mount St. Hilaire, Montreal, Quebec, Canada		J3H 5Z6
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  212-738-0009

4150 Ste-Catherin St. West, Suite 200, Montreal, Quebec, Canada H3Z 0A1 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 22, 2008, Mr. George Metrakos resigned as our President, Chief Executive Officer, Chief Financial Officer, Director, and Chairman.  Mr. Metrakos also resigned as the President of our wholly owned subsidiary, United American Telecom, Inc. There was no known disagreement with Mr. Metrakos on any matter relating to our operations, policies or practices.

Also on February 22, 2008, Mr. Benoit Laliberté was appointed by the board of directors and consented to act as our President, Chief Executive Officer, Chief Financial Officer, Chairman, and Director.  Mr. Laliberté will serve in an interim capacity until a permanent replacement for Mr. Metrakos can be located.

Mr. Laliberté previously served as our President, Chief Executive Officer, Chief Financial Officer, Chairman, and a Director from July 23, 2003 through November 8, 2005.  In 1994 Mr. Laliberté created the EVAC (Electronic Virus Activity Control) technology, which is designed to protect computers from viruses.  In 1996, Mr. Laliberté was named Young Entrepreneur of the Year by the Business Development Bank of Canada.  In 1997, Mr. Laliberté created the Winbit PowerVec for ASP and Winbit Terminal.  In 1999, Mr. Laliberté created a wall mounted decentralized Winbit server, and acquired a chain of computer stores with approximately 60 employees and annual revenues in excess of $6 million.

There is no family relationship between Mr. Laliberté and any of our directors or executive officers.

Mr. Laliberté has been our majority shareholder since July of 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United American Corporation

/s/Beniot Laliberté
Benoit Laliberté
Chief Executive Officer, Chief Financial Officer, and Director

Date:         February 26, 2008